Exhibit 99.1

Warwick Valley Acquisition of Additional OCP Share Completed

(Warwick, NY, April 11, 2007) Warwick Valley Telephone Company (Nasdaq: WWVY) (the “Company”) announced today that on April 10, 2007, it had completed the acquisition of an additional 0.6081% of the limited partnership interest in Orange County — Poughkeepsie Limited Partnership (“OCP”) being sold by FairPoint Communications, Inc. (“FairPoint”). As previously announced, FairPoint agreed to sell their OCP interest to Cellco Partnership d/b/a Verizon Wireless (“Verizon Wireless”), and the Company chose to exercise a right of first refusal pursuant to the partnership agreement of OCP to purchase a corresponding pro rata share. As a result, the Company has purchased 8.108% of the 7.5% limited partnership interest being sold by FairPoint. The price paid by the Company was $4,376,293, which is less than the previously reported amount of $4,459,400 (8.108% of the purchase price Verizon Wireless agreed to pay) because the final price was subject to a downward adjustment based on OCP distributions made for the period ending March 31, 2007. As a result of this transaction, the Company now holds an 8.108% limited partnership interest in OCP.

Contact:	Warwick Valley Telephone Co. Thomas H. Gray Interim President & Chief Executive Officer 845-986-8080